Exhibit 12


                   Elizabethtown Water Company & Subsidiary
               Computation of Ratio of Earnings to Fixed Charges
                           and Preferred Dividends

                        1989        1990        1991        1992        1993

                      ________    ________    ________    ________    ________
EARNINGS:
Income before
 preferred stock
 dividends           $7,124,469  $7,978,778 $11,361,063 $12,149,343 $14,832,519
Federal income taxes  3,343,747   3,990,799   5,630,265   6,021,464   7,916,794
Interest charges      9,207,026  10,582,686  11,016,414  10,623,801  11,437,710

                    ___________ ___________ ___________ ___________ ___________
Earnings available
 to cover fixed
 charges            $19,675,242 $22,552,263 $28,007,742 $28,794,608 $34,187,023

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

FIXED CHARGES AND
 PREFERRED DIVIDENDS:
Interest on long
 term debt            8,769,218   9,587,723  10,585,336  10,516,521  11,527,301
Preferred dividend
 requirement (1)      1,543,097   1,575,158   1,570,446   1,570,446   1,610,429
Other interest          864,984   1,187,500     535,834     514,122      77,921
Amortization of debt
 discount - net          71,340     279,103     287,180     209,631     224,383

                    ___________ ___________ ___________ ___________ ___________

Total fixed charges $11,248,639 $12,629,484 $12,978,796 $12,810,720 $13,440,034

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

Ratio of Earnings to
 Fixed Charges and
 Preferred Dividends       1.75        1.79        2.16        2.25        2.54

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

(1) Preferred Dividend
    Requirement:
Preferred dividends  $1,050,232  $1,050,000  $1,050,000  $1,050,000  $1,050,000
Effective tax rate        31.94%      33.34%      33.14%      33.14%      34.80%

                    ___________ ___________ ___________ ___________ ___________
Preferred dividend
   requirement       $1,543,097  $1,575,158  $1,570,446  $1,570,446  $1,610,429

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________


Earnings to Fixed Charges and Preferred Dividends represents the sum of Income








Income Before Preferred Stock Dividends, Federal income taxes and interest expenses (which is reduced by capitalized interest), divided by fixed charges. Fixed Carges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by capitalized interest), dividends on Preferred Stock on a pre-tax basis and amortization of debt discount.